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                    [MICHAEL BEST & FRIEDRICH LETTERHEAD]









May 9, 1997


First Federal Capital Corporation
605 State Street
P.O. Box 1868
LaCrosse, Wisconsin 54602-1868

     RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     You have requested our opinion as to the legality of the participation interests ("Interests") in the First Federal Savings Bank Savings Investment Plan ( the "Savings Investment Plan") being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the Interests will, when issued in accordance with the provisions of the Savings Investment Plan under which they are granted, be legally issued and will be valid and binding interests in the Savings Investment Plan.

     We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                     Very truly yours,

                                     MICHAEL BEST & FRIEDRICH